Exhibit 23-b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our reports dated November 24, 2010, relating to the consolidated financial statements and financial statement schedule of ArvinMeritor, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in method of accounting for its convertible notes and the Company’s change in the measurement date of its defined benefit plan assets and liabilities to coincide with its year end), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended October 3, 2010, and to the reference to us under the heading "Experts" in the following Registration Statements.

Form	Registration No.	Purpose
S-8	333-164333	2010 Long-Term Incentive Plan
S-3	333-163233	Registration of debt securities, common stock, preferred stock, warrants, and guarantees
S-8	333-141186	2007 Long-Term Incentive Plan
S-3	333-143615	Registration of convertible notes, guarantees and common stock
S-3	333-134409	Registration of convertible notes, guarantees and common stock
S-8	333-107913	ArvinMeritor, Inc. Savings Plan
S-8	333-123103	ArvinMeritor, Inc. Hourly Employees Saving Plan
S-3	333-58760	Registration of debt securities
S-8	333-49610	1997 Long-Term Incentives Plan
S-3	333-43118	ArvinMeritor, Inc. 1988 Stock Benefit Plan
S-3	333-43116	ArvinMeritor, Inc. 1998 Stock Benefit Plan
S-3	333-43112	ArvinMeritor, Inc. Employee Stock Benefit Plan
S-8	333-42012	Employee Stock Benefit Plan, 1988 Stock Benefit Plan, and 1998 Employee Stock Benefit Plan

/s/	DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Detroit, Michigan
November 24, 2010